UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 31, 2008

SECURE ALLIANCE HOLDINGS CORPORATION (formerly known as Tidel Technologies, Inc.)
(Exact name of registrant as specified in its charter)

Delaware	000-17288	75-2193593
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5700 Northwest Central Dr, Ste 350, Houston, Texas		77092
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (713) 783-8200

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On March 31, 2008, Secure Alliance Holdings Corporation (the “Company”), Sequoia Media Group, LC, a private Utah limited liability company (“Sequoia”), and SMG Utah, LC, a Utah limited liability company and wholly owned subsidiary of the Company (“Merger Sub”), entered into Amendment No. 1 (the “Amendment”) to the Agreement and Plan of Merger dated as of December 6, 2007 by and among the Company, Sequoia and Merger Sub (the “Merger Amendment”).  The Amendment was entered into to, among other things, (i) effect a 1-for-2 reverse stock split instead of a 1-for-3 reverse stock split, (ii) provide that, immediately prior to the effectiveness of the Merger, the Company will declare and pay to its stockholders a cash dividend equal to approximately $2.0 million instead of distributing to stockholders common stock of a newly formed company with certain enumerated assets that were to be transferred to it by the Company, (iii) amend the amount of the proposed Merger Consideration to be provided under the Merger Agreement, such that each issued and outstanding Sequoia equity interest will automatically be converted into the right to receive 0.87096285 shares of the Company's common stock instead of the right to receive 0.5806419 shares of the Company's common stock, which adjustment was made to account for the change from a 1-for-3 reverse stock split to a 1-for-2 reverse stock split, and (iv) remove the closing condition that the Company have not less than $9.8 million in net cash or cash equivalents.

This summary of the Amendment is qualified in its entirety by reference to the agreement filed as an exhibit hereto.

Item 9.01	Financial Statements and Exhibits

(d)           Exhibits

Exhibit No.	Exhibit
2.1	Amendment No. 1 to Agreement and Plan of Merger dated as of March 31, 2008 by and among Sequoia Media Group, LC, Secure Alliance Holdings Corporation and SMG Utah, LC.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Secure Alliance Holdings Corporation

Dated: April 4, 2008	By:	/s/ Stephen P. Griggs
Name: Stephen P. Griggs
Title: President

EXHIBIT INDEX
TO
FORM 8-K CURRENT REPORT
Date of Report: March 31, 2008

Exhibit No.	Description
2.1	Amendment No. 1 to Agreement and Plan of Merger dated as of March 31, 2008 by and among Sequoia Media Group, LC, Secure Alliance Holdings Corporation and SMG Utah, LC.